BRYANT PARK CAPITAL

CONFIDENTIAL

August 25, 2006

Steve Vestergaard
President and CEO
Destiny Media Technologies Inc.
1040-1055 W. Hastings Street
Vancouver, British Columbia
Canada V6E 2E9

Dear Steve:

This letter agreement (the "Agreement") confirms that Destiny Media Technologies Inc. (together with its subsidiaries and affiliates the "Company" or "Destiny") has engaged Bryant Park Capital, Inc. ("BPC") to act as its exclusive financial advisor and consultant in connection with a possible partnership, joint venture, new business formation, capital raising, asset disposition, acquisition and/or other similar transaction(s). The engagement shall be considered effective as of the date first written above and will be in effect for one year, however may be terminated by BPC or the Company upon 30 days' prior written notice after 60 days from the date first written above.

1) Services: In its capacity as financial advisor and if and as reasonably requested by the Company, BPC will provide the Company with financial advice and assistance with one or a series of transactions (as defined herein), which may include assisting the Company in valuation analysis, evaluating strategic alternatives, preparation of any presentation material, strategizing and negotiations with potential partners, seeking and contacting prospective investors, sellers or acquirers, and negotiating the financial aspects of the Transaction(s).

   BPC is being retained to assist the Company in realizing value from its assets, including to facilitate a Transaction with the Company's Promo Only MPE music distribution system asset.

2) Fees: For BPC's services hereunder, the Company agrees to pay to BPC or its assignees each of the fees, by wire delivery of immediately available U.S. dollar funds, without deduction of any tax as applicable, set forth below:

   a) Initial Retainer Fee: A nonrefundable initial retainer fee of 500,000 warrants, with an exercise price of $0.22 per warrant, which equals 110% of the closing bid price on the date above (the "Initial Retainer Fee"), payable upon execution of this Agreement. The form of such warrant and of the Monthly Retainer Fee and Success Fee Warrants (both as defined below) is attached hereto as Schedule A.

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b) Monthly Retainer Fees: A monthly retainer fee of 75,000 warrants with an exercise price of $0.22 per warrant, which equals 110% of the closing bid price on the date above (the "Monthly Retainer Fee"), payable in advance for the first 6 months of the Agreement (450,000 warrants) upon the signing of the Agreement and then on the 1st day of each calendar month thereafter (i.e., beginning on March 1, 2007) during the term of this Agreement. In the event that this Agreement is terminated effective during the 90 to 180 period after the date above, BPC shall return to the Company any such Monthly Retainer Fee warrants issued but not yet vested (i.e., 75,000, 150,000 or 225,000 warrants, as the case may be). The Company will have the option to pay BPC in cash for any Monthly Retainer Fee that is payable after the first 6 months of the Agreement, with the consent of BPC whose consent will not be unreasonably withheld.

c) Capital Infusion Transaction Fees: If the Company enters into any Capital Infusion Transaction (as defined below) where money is invested into the Company during the term of this Agreement, or enters into any Capital Infusion Transaction during the 12 months following the termination of this Agreement with parties introduced by BPC or with which BPC has interacted on behalf of the Company, then the Company shall pay, or shall cause to be paid, to BPC upon the consummation of each such Capital Infusion Transaction a transaction fee (the "Capital Infusion Transaction Fee") payable in (i) cash and (ii) warrants (as set forth below), calculated according to the following amounts and percentages (Table A). In no event will two Transaction Fees be due to BPC for the same capital infusion made into the Promo Only MPE product as part of a New Venture Transaction as outlined in Section 2d. A Capital Infusion Transaction Fee would only accrue to BPC, relating to the Promo Only MPE technology, in the event an investment was made into the Company or a new or related entity without any directly related strategic linkage.

Table A

Equity Capital Infusion (including common stock, preferred stock and convertible debt)	Cash Portion: 8% of Consideration Warrant Portion: Warrants to buy stock at the price such securities were sold to investors in an amount equal to 8% of the value of the Equity Capital Infusion Transaction
Debt Capital Infusion (including all debt other than convertible debt, including lines of credit or other similar credit facilities)	Cash Portion: 3 % of Consideration and/or committed funds

BPC agrees that no fees would be due to BPC on money invested by the current officers of the Company, or their immediate family, in a Capital Infusion Transaction during the term of this Agreement.

d) New Venture/Partnership Transaction Fee: If the Company enters into a New Venture Transaction (as defined below) during the term of this Agreement, or enters into any New Venture Transaction during the 12 months following the termination of this Agreement with a party introduced by BPC or a party for which BPC has provided services to the Company at its request, then the Company shall pay, or shall cause to be paid, to BPC upon the consummation of any such New Venture Transaction, a transaction fee (the "New Venture

Transaction Fee") equal to 2.5% of the aggregate implied enterprise value of the entity that is the subject of the New Venture Transaction, which enterprise value shall be calculated by (i) in the case of a New Venture Transaction involving a bona fide, arm's length equity investment, dividing the amount of equity capital invested into the entity by the percentage equity ownership (on a fully diluted basis) purchased and then adding the amount of all debt of such entity or (ii) in all other cases, the enterprise value of the entity as reasonably determined by BPC; provided that in the case of multiple New Venture Transactions involving the same subject entity, the New Venture Transaction Fee on transactions subsequent to the initial New Venture Transaction shall equal 2.5% of the increase in enterprise value (as calculated above) of the New Venture Transaction entity as compared to the most recent New Venture Transaction for which a New Venture Transaction Fee was paid to BPC. In no event shall the total (in the case of multiple transactions) New Venture Transaction Fee be less than $250,000 in cash, except that in the event that no New Venture Transaction has involved the infusion of capital into either the New Venture Transaction entity and/or Destiny of at least $1,250,000 and if the New Venture Transaction entity and/or Destiny does not have at least $500,000 in cash, cash equivalents or debt facility availability (after giving effect to any infusion of capital contemplated by the New Venture Transaction), then BPC will have the option of receiving a note or warrant for the amount owed to BPC as outlined in Schedule C. This option exercise will be determined by BPC in conjunction with advice from its tax advisors.

e) Success Fee Warrants: The Company agrees to issue to BPC, upon the signing of this Agreement, 400,000 warrants at an exercise price of $0.50 per warrant. In the event the Company does not complete a New Venture Transaction or Capital Infusion Transaction during the term of the Agreement or any subsequent term as defined herein, these Success Fee Warrants will be returned by BPC to the Company or will be cancelled by the Company, at its option.

The New Venture Transaction Fee, Capital Infusion Transaction Fee and Success Fee Warrants shall individually be referred to as a "Transaction Fee" and together the "Transaction Fees." Any New Venture Transaction or Capital Infusion Transaction consummated by the Company shall be individually referred to as a "Transaction."

A Transaction Fee shall be payable promptly upon the consummation of any Transaction and will be wired to BPC at the closing of the Transaction. To the extent the Consideration in respect thereof may be increased by contingent payments (including additional purchases of securities of the Company by a party to a Transaction or securities of a party to a Transaction by the Company), the portion of BPC's fees relating thereto shall be calculated and paid as and when such contingent payments are made without regard to any termination or expiration of this Agreement. Any Warrants due to BPC will be issued to BPC or its assignees upon the signing of the Agreement and will be issued in increments as requested by BPC.

In the event the Company completes a Transaction during the engagement period, BPC shall have an exclusive right of first refusal for a period of 24 months following the closing of such Transaction to provide similar services to those described herein. BPC shall have 15 days, from receipt in writing provided by the Company of a bona fide offer from a reputable third party financial advisor, to accept or decline providing the Company with similar

services on at least comparable terms. In the event that the Company completes a New Venture Transaction which includes forming a new entity or subsidiary, BPC's first right of refusal will not apply to the new entity or subsidiary.

3) **Definitions:**

"Capital Infusion Transaction" means one or more related Transactions which, directly or indirectly, result in (i) the purchase or sale of newly issued debt or equity securities of the Company or a third party that does not result in the sale of 51% or more of the outstanding voting securities of the Company or a third party, subsidiary or affiliate or (ii) a firm commitment, that resulted from a request by the Company for BPC to pursue such a commitment, from BPC, its affiliates or a third party to purchase or sell newly issued debt or equity securities of the Company, subsidiary or affiliate, including, but not limited to, committed but undrawn credit facilities.

"New Venture Transaction" means one or more Transactions that (a) are not a Capital Infusion Transaction (as defined above) and (b) directly or indirectly result in (i) an agreement by and between the Company and other entities (new and/or existing) for the use of the Company's MPE technology, including but not limited to a partnership, joint or collaborative venture, strategic alliance or new business formation (whether a subsidiary or not); (ii) a third party investment into a new subsidiary, royalty agreement, licensing agreement or sale relating to the MPE system and/or technology; (iii) the acquisition by a third party of all or any part of the existing capital stock of the Company or all or any part of the assets of the Company (including any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), including in each such case, without limitation, any sale or exchange of capital stock or assets (including cash and other liquid assets), recapitalization, restructuring, merger or consolidation (including any such transaction in which any third party is the surviving entity) or (iv) any similar transaction. Furthermore, both parties agree, in the event that a Transaction occurs that does not fit into one of the descriptions above, to work in good faith to determine the success fee owed to BPC and agree that fee will fall within the range of market level success fees.

"Consideration" in a Transaction means, with respect to such Transaction, the total amount paid or payable (whether in cash, securities, employment contracts, "earn-out" agreements, non-compete agreements, severance agreements, management or consulting agreements or otherwise), directly or indirectly, upon the consummation of or otherwise in connection with such Transaction, together with (i) all amounts paid or payable in connection with stock options, phantom equity plans or other securities rights, (ii) liabilities, including all debt and guarantees assumed, refinanced or extinguished and (iii) the aggregate redemption price or liquidation preference of any preferred stock of the acquired company that, as a result of such Transaction, is redeemed or becomes preferred stock of the acquiring company, as the case may be. In the event that the Consideration received in a Transaction is paid or payable in whole or in part in the form of securities or other property, the value of such securities or other property for purposes of calculating the Consideration for such Transaction shall be (i) the closing bid price in the case of publicly traded securities and (ii) the fair market value as the parties hereto shall mutually agree (or, in the event the parties hereto cannot agree, as determined by an independent valuation expert jointly and in good faith selected by the parties hereto) in the case of contracts

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or unquoted securities, in each case calculated as of the business day immediately preceding the announcement of the Transaction.

"Warrants" issued to BPC or its assignees as part of any Capital Infusion Transaction Fee shall (a) expire on the fifth anniversary of the closing of any such Capital Infusion Transaction, (b) have standard anti-dilution protection, (c) have piggy-back registration rights, (d) have cashless exercise provisions and (e) as it relates to warrants that might be earned from a Capital Infusion Transaction, entitle BPC to purchase the Company's securities identically to the terms and price of the securities sold by the Company at the time of any such Capital Infusion Transaction. In addition, in the event the Company completes a Transaction during the term of the Agreement, the Company agrees it will file a registration statement to register the warrants and underlying shares covered within this Agreement.

4) **Expenses and Payment Terms:** In addition to the fees described above and whether or not a Transaction occurs, the Company shall reimburse BPC for its reasonable out-of-pocket expenses incurred in connection with BPC's services hereunder so long as BPC obtains approval from the Company.

In the event that a Transaction Fee due to BPC is not paid within 10 days of its due date or expenses or Monthly Retainer Fees are not paid within 30 days from their applicable invoice date, BPC will be entitled to receive an additional monthly fee equal to 2% of the amounts past due for every thirty days the balance remains outstanding, or the highest amount allowable by law. In addition the Company agrees to pay for all legal fees associated with collecting any and all fees due to BPC.

5) **Indemnification:** In connection with engagements such as this, it is BPC's firm policy to receive indemnification. The Company agrees to the provisions with respect to BPC's indemnity and other matters set forth in Schedule B, which is incorporated by reference into this Agreement.

6) **Conflicts; Independent Contractor:** The Company acknowledges that BPC and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company, pursuant to which BPC may acquire information of interest to the Company. BPC shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated Transaction.

BPC agrees that BPC and its affiliates will not enter into any other investment banking and other relationships involving the Company's commercialized technologies, including but not limited to the MPE technology, during the term of this Agreement (or during any tail period) without express written permission from the Company, whose permission will not be unreasonably denied. This paragraph excludes any relationship that BPC might have with an entity as part of a New Venture Transaction, whereby BPC would expect to be paid and engaged by this entity.

The relationship between BPC and the Company shall be that of advisor and client. BPC is an independent contractor and this Agreement shall not be deemed in any way to establish a joint venture between BPC and the Company or as creating a partnership or similar relationship. BPC will provide its financial advice, written or oral, exclusively for the information of the Company's Board of Directors and senior management, who will make all decisions regarding

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whether to engage in any Transaction. BPC may engage its own sub-placement agents, independent contractors and/or consultants to assist BPC in conducting the Transaction.

7) **USA Patriot Act Notice:** The Company acknowledges that in order for BPC to comply with the requirements under Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA Patriot Act") (Public Law 107-56), the Company must provide BPC with certain information or supporting documentation (collectively "Documentation") at the time of execution of this agreement. BPC is required by the USA Patriot Act to verify and record any Documentation provided by the Company to validate the Company's identity. Documentation that may be requested from the Company may include, but is not limited to, a Federal Employer Identification Number (FEIN), a Certificate of Good Standing to validate the Company's corporate existence, a Certificate of Incumbency to authenticate the management of the Company and other government issued certified documents to validate the Company's authorization to conduct business.

8) **Entire Agreement; Amendments; Survival and Other:** This Agreement, including Schedules A, B and C, constitutes the entire agreement of the parties with respect to BPC's engagement and supersedes all prior negotiations and understandings of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in writing signed by each party hereto. The provisions of Sections 2, 3, 4, 5, 6, 7, 8, 9, 11, 12, 13 and 14 shall survive any termination or expiration of BPC's engagement hereunder. This Agreement shall be binding upon, and inure solely to the benefit of, BPC and the Company, and all of their respective heirs, executors, administrators and successors. Destiny will use its best efforts to ensure that any entity that is involved in a potential Transaction is aware of this Agreement and ensure that all New Venture Transaction entities will be responsible, jointly and severally, for the obligations outlined in this Agreement.

9) **Representations and Warranties; Accuracy of Information; Interests of Others:** The Company will furnish to BPC any information concerning the Company, including its subsidiaries and affiliates, that BPC reasonably deems appropriate, and will provide BPC access to its officers, directors, accountants, counsel and other advisors. All such information concerning the Company is and will be true and accurate in all material respects, and does not and will not as of its date, and will not as supplemented or amended as of the date of the closing of any Transaction, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or were made. The Company acknowledges and agrees that BPC will be using and relying upon such information supplied by the Company and other publicly available information concerning the Company, without any independent investigation or verification thereof or any independent appraisal by BPC of the Company or its business or assets. Any breach of this would be grounds for immediate termination by BPC. The Company further represents and warrants that no broker, representative or other person has an interest in compensation due BPC hereunder except as may be paid to Barry Zelin for his introduction to the Company.

10) **Exclusivity:** The Company acknowledges that BPC's engagement hereunder is exclusive. Accordingly, the Company agrees that it will not, and it will not permit any stockholder, affiliate or advisor, to engage any other person to perform any financial or similar consulting

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services with respect to any Transaction without the prior express written consent of BPC. In the event that the Company or its stockholders, affiliates or advisors are contacted by any Person concerning a potential Transaction, the Company agrees to promptly inform BPC of such inquiry, including all relevant details thereof, and refer such inquiry promptly to BPC. The Company agrees not to attempt to circumvent, avoid or bypass BPC, directly or indirectly, for the purposes of avoiding payment of fees or commissions, or otherwise, by way of any corporation, trust, partnerships or other entity, or individually by either party to the other, in conjunction with a Transaction.

11) **Confidentiality:** Except as otherwise required by law, the terms of this Agreement and the advice provided hereunder shall not be disclosed to any third party, with the exception of potential investors in the Transaction as part of their due diligence efforts, without the prior written consent of both parties to this Agreement. BPC shall keep confidential and not disclose any non-public information provided to it by or on behalf of the Company or by any third party, in relation to any of the services provided or to be provided by it to the Company, except that it may disclose any such information to its advisors, including Aramar Capital Group, LLC, (which persons shall be bound by similar confidentiality obligations and for which BPC shall accept full responsibility in compliance with this Section 11), as required by law or with the prior consent of the Company or as required to enable BPC to perform its services hereunder. The restrictions in the preceding sentence shall not apply to information that becomes publicly available through no fault of BPC or information that BPC may be required by law to disclose. The Company acknowledges that BPC's advice is for the use and information of the Company and only in considering the matters to which this Agreement relates. Such advice may not be relied on by any other party, including, without limitation, any security holder, employee or creditor of the Company and may not be used or relied on for any other purpose. Without limitation of the foregoing, such advice is for the purpose of assisting the Company and does not constitute a recommendation to any stockholder of the Company concerning actions that such stockholder might or should take in connection with any proposed Transaction.

12) **Advertising:** BPC shall have the right to place advertisements or other public announcements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder. Any such advertisement of public announcement shall be subject to the approval of the Company, which approval shall not be unreasonably withheld; provided, however, that following the closing of a Transaction, BPC shall be entitled to describe its services to the Company in its own newsletter or in other public relations and promotional materials without the approval of the Company. In addition, in any press release associated with the Transaction, the Company agrees to mention BPC as its exclusive financial advisor and describe BPC's services to the Company hereunder.

13) **Headings:** Headings are provided solely for convenience and are not intended to be a part of this Agreement.

14) **Governing Law:** This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles governing conflicts of law. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the

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fullest extent permitted by law. Furthermore, Destiny irrevocably submits to the exclusive jurisdiction of the State of New York, City of New York in connection with any dispute that arises under this Agreement between the parties.

If the foregoing is in accordance with your understanding, kindly sign where indicated below and return an executed copy to us.

Very truly yours,

BRYANT PARK CAPITAL, INC.

By: [signature]

CEO

Accepted and agreed to as of the date first above written:

DESTINY MEDIA TECHNOLOGIES INC.

By: [signature]

Title: CEO

Jurisdiction of Organization:
Colorado.

Federal Tax ID #: ______________

Location of Principal Place of Business:

Vancouver

SCHEDULE A

Page intentionally left blank as the place holder for a Warrant Agreement.

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SCHEDULE B
INDEMNIFICATION AND CONTRIBUTION

This Schedule B is a part of and is incorporated into that certain letter agreement (together with this Schedule B, the "Agreement"), dated August 26, 2006 by and between the Company and BPC. Terms not otherwise defined herein have the meaning ascribed to them in the main body of this Agreement.

1. By the Company. The Company agrees to indemnify and hold harmless BPC and its affiliates, and the respective directors, officers, agents, consultants, including Aramar Capital Group, LLC, and employees of BPC and its affiliates and consultants (BPC and each such entity or person, a "BPC Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs, legal fees and other liabilities (collectively "Liabilities"), and will reimburse each BPC Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation, regulatory proceeding or arbitration and whether or not any BPC Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with advice or services rendered or to be rendered by any BPC Indemnified Person pursuant to this Agreement, the Transactions contemplated hereby (including but not limited to any untrue statement of a material fact on the part of the Company in connection with the Transaction or any related memorandum (the "Memorandum") or the omission to state in the Memorandum a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading) or any BPC Indemnified Person's actions or inactions in connection with any such advice, actions, inactions, services or Transactions; provided that the Company will not be responsible and shall be reimbursed by BPC for any Liabilities or Expenses of any BPC Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such BPC Indemnified Person's gross negligence in connection with any of the advice, actions, inactions, services or transactions referred to above, or to the extent that any such Liabilities or Expenses arise out of or are based upon an untrue statement of a material fact or omission made in reliance upon and in conformity with written information furnished to the Company by BPC specifically for use in the preparation of the Memorandum. The Company also agrees to reimburse each BPC Indemnified Person for all Expenses as they are incurred in connection with enforcing such BPC Indemnified Person's rights under this Agreement (including, without limitation, its rights under this Schedule B).

2. Procedure. Upon receipt by a BPC Indemnified Person of actual notice of an Action against such BPC Indemnified Person with respect to which indemnity may be sought under this Agreement, such BPC Indemnified Person shall promptly notify the Company (an "Indemnifying Party") in writing; provided that failure so to notify such Indemnifying Party shall not relieve such Indemnifying Party from any liability

which such Indemnifying Party may have on account of this indemnity or otherwise, except to the extent such Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall, if requested by the BPC Indemnified Person, assume the defense of any such Action including the retention of counsel reasonably satisfactory to the BPC Indemnified Person. Any BPC Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such BPC Indemnified Person, unless: (i) the Indemnifying Party has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include both such BPC Indemnified Person and the Indemnifying Party, and such BPC Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party; provided that the Indemnifying Party shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Indemnifying Party shall not be liable for any settlement of any Action effected without its written consent, which consent shall not be unreasonably withheld. In addition, an Indemnifying Party will not, without prior written consent of the applicable BPC Indemnified Person, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any BPC Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each BPC Indemnified Person from all Liabilities arising out of such Action.

3. Contribution. In the event that the foregoing indemnity is unavailable to a BPC Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such BPC Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its shareholders, on the one hand, and to BPC, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and BPC, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to BPC, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the Transaction or Transactions that are within the scope of this Agreement, whether or not any such Transaction is consummated, bears to (b) the fees paid to BPC under this Agreement. The relative fault of the Company on the one hand, and the BPC on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact is

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relative to information supplied by the Company or BPC, and with reference to each of the Company's and BPC's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and BPC agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this paragraph.

4. Other Liabilities. The Company also agrees that no BPC Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its affiliates, directors, officers, agents, advisors, stockholders, creditors or interest holders for or in connection with advice or services rendered or to be rendered by any BPC Indemnified Person pursuant to this Agreement, the Transactions contemplated hereby or any such BPC Indemnified Person's actions or inactions in connection with any such advice, services or Transactions. In no event, regardless of any legal theory advanced, shall any BPC Indemnified Person be liable under this Agreement for any consequential, indirect, incidental or special damage of any nature.

5. Effective. The reimbursement, indemnity and contribution obligations of the Company and BPC set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.

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SCHEDULE C

General Terms of a Note

- The note will have a six month term, and the amount due will be payable in full at the end of the term
- It will be a general obligation of the Company and will be senior to any unsecured debt subsequently raised by the Company
- It will carry an interest rate of 8%, with interest paid when the note is due
- Any overdue payments will accrue interest at a compounded annual rate of the lesser of 20% or the highest rate allowed by law
- The note will become due and payable on an accelerated basis in the event of any of the following:
    - The Company raises and receives at least the greater of $750,000 or two times the amount of the note during the term of the note;
    - The Company has at least the greater of $750,000 in cash or cash equivalents or two times the amount of the note on its balance sheet or in debt facility availability
- The note will carry standard terms and conditions of a note of this nature

General Terms of a Warrant with a Put Option

- Any warrant issued for the purpose of covering a payment obligation that is owed will be a warrant, of the same form and substance as the warrant attached as Schedule A, with the following additions:
    - The warrant value will be calculated using the Black Scholes formula and will equal the amount owed
- The warrant will include a put option such that, at BPC's option, the warrant could be put to the Company in exchange for the amount owed to BPC, plus 8% interest, in the event either of the following occurs.
    - The Company raises and receives the greater of at least $750,000 or two times the amount of the put during the term of the warrant
    - The Company has $750,000 in cash or cash equivalents or two times the amount of the put on its balance sheet or in debt facility availability

Both the Company and BPC will use their reasonable efforts to implement either security alternative above based on the advice of BPC's tax advisors or any other reasonable solution that may be suggested by such advisors.

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